Exhibit 10.1

EXECUTION VERSION

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated the 26th day of May, 2016 between Valeant Pharmaceuticals International, Inc. (“Valeant”) and J. Michael Pearson (“Mr. Pearson” and together with Valeant, the “Parties”).

WHEREAS, Mr. Pearson served as Valeant’s Chief Executive Officer pursuant to an agreement entered into on January 7, 2015 (the “2015 Agreement”);

WHEREAS, Mr. Pearson's employment with Valeant terminated and, Mr. Pearson ceased serving as Valeant’s Chief Executive Officer, effective as of the Termination Date (as defined below);

WHEREAS, the Parties have agreed that Mr. Pearson will serve as a consultant to Valeant during the Consulting Period (as defined below);

WHEREAS, in connection with his ceasing to serve as Valeant’s Chief Executive Officer and his continuing service as a consultant to Valeant, Valeant has agreed to provide Mr. Pearson with certain payments and benefits; and

WHEREAS, Valeant and Mr. Pearson desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Mr. Pearson’s entitlements and continuing obligations in connection with his termination of employment with Valeant and service as a consultant to Valeant.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the 2015 Agreement.

2.
Termination Date. The Parties agree that May 2, 2016 was the last day of Mr. Pearson’s employment with Valeant (the “Termination Date”) and that Mr. Pearson’s service as Valeant’s Chief Executive Officer terminated as of the Termination Date. Mr. Pearson resigned, effective as of the Termination Date, from all positions he holds as an officer, director, benefit plan trustee or otherwise with respect to Valeant and its subsidiaries. Mr. Pearson’s resignation was not due to a disagreement with Valeant.  It is intended that the Termination Date shall constitute Mr. Pearson’s “separation from service” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”).

3.
Remuneration Upon Termination. The Parties acknowledge that in connection with Mr. Pearson’s termination of employment with Valeant, in addition to any unpaid base salary due to him in respect of his services prior to the Termination Date and any Accrued Compensation, he shall be entitled to (or eligible for, as the case may be) the following payments and benefits in accordance with Section 9(c) of the 2015 Agreement (as adjusted by resolution of the Talent and Compensation Committee on April 21, 2016), subject to Mr. Pearson’s execution of the general release of claims attached hereto as Annex A (the “Release”) within twenty-one (21) days following the Termination Date and the applicable seven (7) calendar day revocation period expiring without revocation:

(a)
An annual bonus in respect of the 2016 fiscal year pro-rated to reflect the portion of the 2016 fiscal year elapsed prior to the Termination Date, based on (i) 150% of targeted performance for the portion of the annual bonus earned based on the achievement of transitional metrics, (ii) actual performance for the first quarter of 2016 for the portion of the annual bonus based on the achievement of financial metrics, and (iii) and targeted performance for the second quarter of 2016 through the Termination Date for the portion of the annual bonus based on the achievement of financial metrics, , payable within 60 days of the Termination Date.

(b)	A severance payment equal to $9 million, payable in lump sum within 60 days of the Termination Date;

(c)
For a period of two years following the Termination Date, continued coverage for himself and his dependents under any health, medical, dental or vision program or policy on the same basis as active employees, at the rates applicable to active employees; provided, that such coverage shall become secondary to any coverage provided to Mr. Pearson by a subsequent employer and to any Medicare coverage for which Mr. Pearson becomes eligible.

(d)	Any equity compensation awards held by Mr. Pearson shall be treated in accordance with Section 9(c) of the 2015 Agreement.

(e)
For a period of two (2) years following the Termination Date, (i) Valeant shall make available to Mr. Pearson office space in a building located at 14 Main Street, Suite 140, Madison, New Jersey (the "Property"); provided, however, that if Valeant discontinues its lease of the Property, Valeant will provide Mr. Pearson with alternative office space for the duration of the two year period, reasonably comparable, and in reasonable proximity, to the Property and (ii)Valeant shall provide Mr. Pearson with nonexclusive access to an executive administrative assistant at Valeant and IT support.

4.	Consulting Services.

(a)
For a period beginning on the Termination Date and expiring on December 31, 2017 (the “Initial Consulting Period”), Mr. Pearson agrees to make himself reasonably available to consult with Valeant as reasonably requested by Valeant from time to time (the “Services”), provided that it is the intent that such Services (together with any other services provided by Mr. Pearson to Valeant)  shall not exceed twenty percent (20%) of the average level of services that Mr. Pearson performed during the three year period prior to the Termination Date.  Effective as of the expiration of the Initial Consulting Period, the term of this Agreement shall be automatically renewed for additional one (1) month periods thereafter (each, a “Renewal Period”) unless either party provides written notice of the intention not to renew the Consulting Period at least thirty (30) days prior to the expiration of any such Renewal Period.  The Initial Consulting Period, together with any Renewal Periods, is referred to herein as the “Consulting Period.”  Notwithstanding the foregoing, Valeant may terminate the Consulting Period by providing written notice at any time prior to the end of the Initial Consulting Period.

(b)
In all matters relating to the Services, Mr. Pearson shall be acting as an independent contractor. Neither Mr. Pearson, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of Valeant under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Mr. Pearson will be solely responsible for all income, business or other taxes imposed on the recipient and payable as a result of the fees paid for the Services. Mr. Pearson shall not sign any agreement or make any commitments on behalf of Valeant, or bind Valeant in any way, nor shall Mr. Pearson make any public statements concerning the Services that purport to be on behalf of Valeant, in each case without prior express written consent from Valeant.

(c)
Valeant and Mr. Pearson shall mutually agree on the time and location at which he shall perform any Services hereunder, subject to the right of Valeant to reasonably request by advance written notice to Mr. Pearson that such Services be performed at a specific time and at a specific location.  Mr. Pearson shall use his reasonable best efforts to honor any such request. Valeant shall use its reasonable best efforts not to require the performance of Services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity of Mr. Pearson.

5.	Remuneration During the Consulting Period. The Parties acknowledge that during the Consulting Period, Mr. Pearson shall be entitled to (or eligible for, as the case may be) the following:

(a)
In exchange for the Services performed hereunder, Valeant agrees to pay Mr. Pearson a fee of (i) $83,333 for each month (pro-rated for partial months) that Services are performed through the end of 2016, and (ii) $15,000 for each month (pro-rated for partial months) that Services are performed after 2016 and during the Consulting Period.  Valeant shall reimburse Mr. Pearson for any reasonable and documented out of pocket travel and meal expenses incurred by Mr. Pearson in providing the Services, provided that they are consistent with Valeant’s travel policy applicable to non-CEO executives of Valeant and that appropriate proof of expenditure is provided.  The fee for the Services shall be paid within thirty (30) days following the last day of each calendar month during the Consulting Period, with the last payment due within thirty (30) days following the termination or expiration of the Consulting Period; and

(b)
If the Consulting Period is terminated by Valeant for any reason prior to the expiration of the Initial Consulting Period, Valeant shall pay Mr. Pearson any unpaid fees that would have been due to Mr. Pearson through the end of the Initial Consulting Period. Such unpaid fees shall be paid within thirty (30) days following termination of the Consulting Period.

6.
Confidentiality; Covenant Not to Solicit and Not to Compete. Mr. Pearson agrees to continue to be bound by Sections 12, 13 and 14 of the 2015 Agreement as such provisions are applicable to a termination by Valeant without Cause.

7.
Non-Disparagement. Mr. Pearson agrees not to make written or oral statements about Valeant, its subsidiaries or affiliates, or its directors, executive officers or non-executive officer employees that are negative or disparaging. Valeant shall instruct its directors and executive officers not to make written or oral statements about Mr. Pearson that are negative or disparaging. Notwithstanding the forgoing, nothing in this Agreement shall preclude (a) either Party (and, in the case of Valeant, its directors, executive officers, and non-executive officer employees) from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction, (b) Mr. Pearson, if after consulting with Valeant it is determined in good faith by Mr. Pearson that a false or misleading statement concerning Mr. Pearson has been made by a director, executive officer or non-executive officer employee, from making statements specifically to rebut any such false or misleading statements made by such director, officer or employee, or (c) Valeant’s directors, executive officers or non-executive officer employees, if after consulting with Mr. Pearson it is determined in good faith by such director, officer or employee that a false or misleading statement concerning such director, officer or employee has been made by Mr. Pearson, from making statements specifically to rebut any such false or misleading statements made by Mr. Pearson.

8.	Cooperation.

(a)
Following the Termination Date, Mr. Pearson agrees to make himself reasonably available to cooperate with Valeant and its affiliates in matters that materially concern: (i) requests for information about the services Mr. Pearson provided to Valeant, its affiliates and their predecessors during his employment with Valeant, its affiliates and their predecessors, (ii) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of Valeant, its affiliates and their predecessors which relate to events or occurrences that transpired while Mr. Pearson was employed by Valeant, its affiliates or their predecessors and as to which Mr. Pearson has, or would reasonably be expected to have, personal experience, knowledge or information or (iii) any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the US Department of Justice, the US Federal Trade Commission or the US Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while Mr. Pearson was employed by Valeant, its affiliates and their predecessors. Mr. Pearson’s cooperation shall include: (A) making himself reasonably available to meet and speak with officers or employees of Valeant, Valeant’s counsel or any third-parties at the request of Valeant at times and locations to be determined by Valeant reasonably and in good faith, taking into account Mr. Pearson’s business and personal needs (the “Valeant Cooperation”) and (B) giving accurate and truthful information at any interviews and accurate and truthful testimony in any legal proceedings or actions (the “Witness Cooperation”). Nothing in this Section 8(a) shall be construed to limit in any way any rights Mr. Pearson may have at applicable law not to provide testimony with regard to specific matters.  Unless required by law or legal process, Mr. Pearson will not knowingly or intentionally furnish information to or cooperate with any non-governmental entity (other than Valeant) in connection with any potential or pending proceeding or legal action involving matters arising during Mr. Pearson’s employment with Valeant, its affiliates and their predecessors.

(b)
Mr. Pearson shall not be entitled to any payments in addition to those otherwise set forth in this Agreement for any Services to be performed during the Consulting Period or in respect of any Witness Cooperation, regardless of when provided.  For any Valeant Cooperation rendered after the Consulting Period, Valeant shall pay Mr. Pearson at the rate of $3,750 per day or any part thereof.  Valeant will also reimburse Mr. Pearson for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Mr. Pearson’s performance of obligations pursuant to this Section for which Mr. Pearson has obtained prior approval from Valeant.

(c)
If Mr. Pearson reasonably determines that he should be represented by counsel in connection with any Witness Cooperation, he shall be represented by counsel selected or approved by Valeant, which may be (at Valeant’s election) the same counsel representing Valeant or its affiliates in such matter, except that Mr. Pearson shall have the right to have separate counsel in connection with (i) any matter involving testimony before, or any investigation by, any agency or tribunal of the federal or any state, foreign or local government or (ii) any other proceeding, if he reasonably determines that he should be separately represented in such proceeding due to Valeant’s counsel having an actual conflict of interest.  Subject to the restrictions under the Articles of Valeant and applicable law, Valeant shall agree to, and shall, pay the reasonable costs and expenses of any counsel representing Mr. Pearson with respect to any matter as to which Mr. Pearson is cooperating with Valeant pursuant to this Section 8(c), including any separate counsel selected by Mr. Pearson and approved by Valeant.

(d)
Nothing in this Agreement, the 2015 Agreement, or any other agreement by and between the Parties is intended to or shall preclude or in any way limit or restrict Mr. Pearson from providing accurate and truthful testimony or information to any governmental agency.

9.
Other Valeant Policies. Mr. Pearson agrees that he shall continue to be bound by and comply with the terms of the Standards of Business Conduct, the compensation recoupment policy and any other policies of Valeant and its affiliates that survive termination of employment.

10.
Indemnification.  Mr. Pearson shall be indemnified by Valeant with respect to his services on or behalf of Valeant on or prior to the Termination Date, regardless of whether as a director, officer or employee, and in respect of any Services provided hereunder, in either case as provided in Section 15(d) of the 2015 Agreement.

11.
Section 409A; Other Tax Matters. The Parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6) month period immediately following Mr. Pearson’s separation from service shall instead be paid on the first business day after the date that is six (6) months following his termination of employment (or upon his death, if earlier). Notwithstanding any other provision of this Agreement, Valeant may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

12.
Term Life Insurance Policy.  Valeant shall use its reasonable commercial best efforts to transfer to Mr. Pearson, or otherwise permit Mr. Pearson to continue in effect at his own expense, the $10 million term life insurance policy provided by the John Hancock Life Insurance Company that Valeant currently maintains on his life.  The intent of this Section is to allow Mr. Pearson to continue such policy and the death benefit coverage thereunder in effect without interruption  at his own expense.

13.
Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

14.
Entire Agreement. This Agreement sets forth the entire agreement between Mr. Pearson and Valeant concerning the termination of Mr. Pearson’s employment and his service as a consultant to Valeant, and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the 2015 Agreement (except to the extent the provisions of the 2015 Agreement survive by their terms or the terms of this Agreement). No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Mr. Pearson and Valeant’s Chief Executive Officer.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:	/s/ Joseph Papa
Name: Joseph Papa
Title: Chief Executive Officer

/s/ J. Michael Pearson
J. Michael Pearson

ANNEX A

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (“Valeant”) and J. Michael Pearson (“Employee”).  Capitalized terms used herein without separate definition shall have the meaning ascribed thereto under the Separation Agreement dated May 26, 2016 between Employee and Valeant (the “Separation Agreement”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE Valeant, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release arising out of or attributable to Employee’s employment, consultancy, directorship or other service relationship with Valeant or any Releasees or the termination of such relationship or service. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a)
any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with Valeant;

(b)
any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)	all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)
any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)	any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

Notwithstanding any provision of this Release to the contrary, by executing this Release, Employee is not waiving and releasing any and all claims Employee may have for:

(a)	unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)	continuation of existing participation in Valeant-sponsored group health benefit plans under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)
any benefit entitlements that are vested as of the date of termination pursuant to the terms of a Valeant-sponsored benefit plan, policy or other arrangement, whether or not governed by the United States federal law known as “ERISA,” including, without limitation, any equity arrangements governed by Section 9(c) of the Employment Letter;

(d)	violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

(e)	any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to Employee’s right to enforce the terms of the Separation Agreement;

(f)
any rights or claims for indemnification under any written agreements with any of the Releasees, the charter, by-laws or operating agreements of Valeant, or under applicable law or the 2015 Agreement or any rights as an insured, or to coverage, under any director’s and officer’s liability insurance policy;

(g)	any claims relating to Employee’s rights under the Employment Letter that are intended to survive the termination of Employee’s employment; and

(h)	any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release shall prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Employee acknowledges and agrees that Employee shall not be entitled to any personal monetary recovery in connection with such a charge or investigation.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or Valeant as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) Valeant has advised him in this writing of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under the Separation Agreement) to which he would not be entitled in the absence of signing this Release. Employee has twenty-one (21) calendar days to consider this Release, although Employee may sign it sooner, but not before June 30, 2015.

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to Valeant by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for Valeant stated below.

Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it, provided that Employee has delivered Employee’s signed Release to Valeant, and Employee did not revoke the Release.

Delivery to Valeant. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.
400 Somerset Corporate Boulevard
Bridgewater, NJ 08807

Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of Valeant.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by Valeant’s Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement, and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and Valeant regarding all of the subjects covered by this Release. This Release, together with the Separation Agreement and any equity or other employee benefit plans, programs or policies referenced herein or therein as surviving this Release, is the full, complete and exclusive agreement between Employee and Valeant regarding all of the subjects covered by this Release and the Separation Agreement, and neither Employee nor Valeant is relying on any representation or promise that is not expressly stated in this Release or the Separation Agreement.

I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT VALEANT HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date:
J. Michael Pearson